Exhibit 99.1

THERAVANCE REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA / May 4, 2005 – Theravance, Inc. (Nasdaq: THRX), reported today its financial results for the first quarter ended March 31, 2005.  The net loss for the first quarter of 2005 increased to $31.5 million from $20.7 million for the first quarter of 2004 due to increased spending primarily related to research and development.

Research and development spending for the first quarter of 2005 was $29.4 million compared to $18.9 million for the same period last year, an increase of $10.5 million.  This increase was driven primarily by higher external research and development costs for preclinical and clinical services and contract manufacturing activities supporting Phase 3 clinical studies for telavancin and Phase 1 clinical studies for the overactive bladder and gastrointestinal (GI) motility programs.  Total external research and development spending was $16.1 million in the first quarter of 2005, up from $6.3 million in the first quarter of 2004.  General and administrative costs for the first quarter 2005 were $5.1 million up from $3.3 million during the same period last year.  This increase was primarily driven by telavancin prelaunch costs as well as higher employee and facilities related expenses.

Revenue increased to $2.8 million in the first quarter of 2005 from $1.4 million in the first quarter of 2004 and consisted entirely of the amortization of upfront and milestone payments from GlaxoSmithKline (GSK).  Revenue increased due to additional upfront and milestone payments that were received under the Company’s “Beyond Advair” collaboration and strategic alliance with GSK.

Cash flow used in operations was $24.7 million for the first quarter 2005, which primarily represents operating expenses partially offset by a $5 million payment received from GSK for the license of our muscarinic antagonist / beta2 agonist (MABA) program for the treatment of chronic obstructive pulmonary disease and, potentially, asthma.  Theravance ended the quarter with $231.8 million in cash, cash equivalents and short-term investments.

“Theravance continued to make significant progress during the first quarter on our key milestones including announcing positive Phase 1 results for TD-6301, our overactive bladder candidate.” noted Rick E Winningham, the Company’s Chief Executive Officer, “In addition, we received fast track designation for telavancin from the FDA, and GSK exercised its option to license our MABA program, representing the third program from our respiratory franchise licensed by GSK.”

Recent Highlights

•                  For telavancin, a rapidly bactericidal injectable antibiotic with a unique multifunctional mechanism of action for treatment of patients with Staphylococcus aureus (including methicillin-resistant strains known as MRSA) and other Gram-positive infections, the Company:

•                  On January 26, 2005, announced the initiation of Phase 3 clinical studies (ATTAIN) in hospital-acquired pneumonia (HAP).  ATTAIN is a multinational, multicenter, double-blind, active control study designed to assess the efficacy and safety of telavancin compared to vancomycin in the treatment of HAP caused by Gram-positive organisms such as Staphylococcus aureus and Streptococcus pneumoniae; and

•                  On March 28, 2005, announced that the U.S. Food and Drug Administration (FDA) had granted “fast track” designation to telavancin for the treatment of Hospital Acquired Pneumonia (HAP) and complicated skin and skin structure infections (cSSSI).  The fast track programs of the FDA are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life threatening conditions and that demonstrate the potential to address unmet medical needs.

•                                                                  On March 21, 2005, the Company announced that GSK had exercised its option to license Theravance’s MABA program under the terms of the 2004 strategic alliance agreement. This program is the third respiratory program licensed by GSK from Theravance. In consideration for this license, Theravance could receive up to $252 million in upfront and milestone payments if the program results in both a single-agent and a combination product. In addition, Theravance would receive royalties on sales of any MABA products commercialized by GSK.  GSK will fund all future development, manufacturing and commercialization activities for product candidates in this program.

•                                                                  On January 3, 2005, the Company announced the initiation of a Phase 1 clinical study designed to assess the safety, tolerability and pharmacokinetics for TD-2749, its investigational GI motility candidate. This compound is designed to treat GI motility disorders such as chronic constipation, constipation-predominant irritable bowel syndrome (C-IBS), functional dyspepsia and diabetic gastroparesis.

Commenting on the initiation of the Phase 1 clinical study of TD-2749, Michael Kitt, M.D., the Company’s Senior Vice President, Development, noted, “The goal of our GI motility program is to develop a once-a-day oral medicine that is more effective than the market leading medicines.  The lead compound in this program, TD-2749, is the fifth compound discovered at Theravance to enter into human clinical testing in the last four years.”

Conference Call and Webcast Information

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 800-289-0528 from the U.S., or 913-981-5522 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s website at www.theravance.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the Company’s website for 30 days through June 4, 2005. A telephone replay will also be available through 11:59 p.m. Eastern Daylight Time on May 18 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 5499959.

About Theravance

Theravance is a biopharmaceutical Company with a pipeline of internally discovered product candidates. Of the six programs in development, two are in late stage – telavancin and the Beyond Advair collaboration with GlaxoSmithKline. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, overactive bladder and gastrointestinal disorders. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the Company’s website at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Examples of such statements include statements relating to the expected timing, scope and results of clinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates and the enabling capabilities of proprietary insights. These statements are based on the current estimates and assumptions of the management of Theravance, Inc. as of the date of this press release and are naturally subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by its forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, the availability and cost of capital, and the actions of collaboration partners.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Factors Affecting Results, Including Risks and Uncertainties” contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Theravance’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 29, 2005 and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Investors	Media
Theravance, Inc.	Theravance, Inc.
Greg Sturmer	David Brinkley
VP, Finance and Investor Relations	SVP, Commercial Development
650-808-4100	650-808-3784
gsturmer@theravance.com	dbrinkley@theravance.com

The Ruth Group Greg Tiberend 646-536-7005 gtiberend@theruthgroup.com

THERAVANCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
	(unaudited)

Revenue from related party	$2,757	$1,387

Operating expenses:
Research and development	29,355	18,874
General and administrative	5,070	3,288
Stock-based compensation	1,408	385
Total operating expenses	35,833	22,547

Loss from operations	(33,076)	(21,160)

Interest and other income, net	1,818	666
Interest expense	(193)	(217)
Net loss	$(31,451)	$(20,711)
Net loss per share (1)	$(0.59)	$(2.97)

Shares used in computing net loss per share (1)	52,888	6,978
Shares outstanding at the end of the period (1)	53,128	7,261

(1)          Net loss per share and shares used in computing net loss per share for the quarter ended March 31, 2005 reflect the conversion of 31.5 million shares of convertible preferred stock into common stock in May 2004.   Also in May 2004, GSK, through an affiliate, purchased 6.4 million shares of Class A common stock, which are reflected in the 2005 share and per share amounts from the issuance date.

On October 5, 2004, the Company completed its initial public offering with the sale of 7,072,500 shares of common stock and 433,757 shares of Class A common stock to an affiliate of GSK in a private transaction.  These shares are reflected in the 2005 share and per share amounts.

Shares used in computing net loss per share excludes approximately 10.4 million and 8.9 million shares issuable upon exercise of outstanding stock options and warrants for the three months ended March 31, 2005 and 2004, respectively, as their effect would be antidilutive.

THERAVANCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31,	December 31,
	2005	2004
	(unaudited)	(2)

Assets
Cash, cash equivalents and short-term investments	$231,832	$257,141
Other current assets	6,674	7,327
Property and equipment, net	13,395	13,242
Other assets	7,295	8,312
Total assets	$259,196	$286,022

Liabilities and stockholders’ equity
Current liabilities, net of current portion of deferred revenue (1)	$24,450	$24,078
Deferred revenue (1)	69,541	67,298
Other long-term liabilities	4,127	4,279
Stockholders’ equity	161,078	190,367
Total liabilities and stockholders’ equity	$259,196	$286,022

(1)   Deferred revenue includes the current portion of $11.6 million and $11.0 million as of March 31, 2005 and December 31, 2004, respectively. The net increase in total deferred revenue is a result of an opt-in payment received from GSK’s licensing of our MABA program in March 2005.

(2)   The condensed consolidated balance sheet amounts at December 31, 2004 are derived from audited financial statements.